Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-205034 and 333-216214 on Forms S-3) of Physicians Realty L.P. of our report dated September 8, 2017 with respect to the statement of revenues and certain direct operating expenses of the Baylor Charles A. Sammons Cancer Center for the year ended December 31, 2016 appearing in Physicians Realty Trust's and Physicians Realty L.P.'s Current Report on Form 8-K/A dated September 8, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
September 8, 2017